EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
October 16, 2026

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE third QUARTER OF 2026

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the third quarter of 2026 of $7.0 million, or $0.80 per share, compared to $4.6 million, or $0.51 per share, earned in the third quarter of 2025. For the nine months ended September 30, 2026, net income for the Company totaled $18.9 million, or $2.14 per share, compared to $12.5 million, or $1.41 per share earned in the same period of 2025. The increase in earnings is primarily due to an increase in net interest income. Net interest income increased due to higher yields and average balances on investments, combined with a declining cost of funds driven by lower market rates and reduced borrowings.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Net income (in thousands)	$7,048	$4,559	$18,939	$12,513
Earnings per share - basic and diluted	$0.80	$0.51	$2.14	$1.41
Return on average assets	1.35%	0.88%	1.19%	0.79%
Return on average equity	13.18%	9.31%	11.92%	8.92%
Efficiency ratio	54.97%	61.76%	57.63%	64.10%
Net interest margin	3.38%	2.83%	3.19%	2.67%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
September 30,
Company Stock (ATLO)	2026

Closing price	$31.38
Price range	$28.56 - 32.86
Book value per common share	$23.23
Cash dividend declared	$0.24
Dividend yield	3.06%

BALANCE SHEET HIGHLIGHTS (unaudited)

	September 30,
(Dollars in thousands)	2026	2025

Assets	$2,082,162	$2,107,999
Loans receivable, net	1,260,186	1,275,794
Deposits	1,830,503	1,832,819
Stockholders' equity	205,754	200,592
Capital ratio	9.88%	9.52%

Third Quarter 2026 Results:

Third quarter 2026 loan interest income was $490 thousand higher than third quarter 2025 and was primarily due to improved yield on the loan portfolio. The interest income recognized on nonaccrual loans for the three months ended September 30, 2026 and 2025 was approximately $171 thousand and $54 thousand, respectively. Interest income from investment securities increased by $1.4 million during this same period due to higher average balances and maturities reinvested at higher rates. Deposit interest expense decreased $801 thousand during this same period due primarily to lower market rates. Other borrowed funds interest expense decreased $327 thousand during the same period due primarily to reduced borrowings. Third quarter 2026 net interest income totaled $17.0 million, an increase of $2.9 million, or 20.7%, compared to the same quarter a year ago. These factors were the primary contributors to the Company’s net interest margin, on a tax-equivalent basis (a non-GAAP measure), improving to 3.38% for the quarter ended September 30, 2026 as compared to 2.83% for the quarter ended September 30, 2025 and 3.18% for the quarter ended June 30, 2026.

A credit loss expense of $66 thousand was recognized in the third quarter of 2026 as compared to $627 thousand in the third quarter of 2025. Net loan charge-offs for the quarter ended September 30, 2026 totaled $745 thousand compared to net loan recoveries of $344 thousand for the quarter ended September 30, 2025. The credit loss expense in 2026 was primarily due to charge-offs in the commercial real estate and operating loan portfolios, partially offset by a decrease in specific reserves. The credit loss expense in 2025 was primarily due to an increase in specific reserves for loans in those same portfolios. The charge-offs in the third quarter of 2026 were on commercial real estate and operating loans for which specific reserves had previously been established.

Noninterest income for the third quarter of 2026 totaled $3.5 million as compared to $2.5 million in the third quarter of 2025, an increase of 36.7%. The increase is primarily due to an increase in wealth management income and other noninterest income. The increase in wealth management income is primarily due to estate and trust fees earned from several estates that concluded administration during the quarter, as well as continued growth in assets under management. The increase in other noninterest income is primarily due to $235 thousand of insurance proceeds received in connection with storm-related property damage.

Noninterest expense for the third quarter of 2026 totaled $11.2 million compared to $10.2 million recorded in the third quarter of 2025, an increase of 9.6%. The increase reflects higher professional fees, salaries and benefits. The increase in professional fees was primarily due to $600 thousand of consultant fees for certain contract negotiations in the third quarter of 2026. The consultant fees are expected to continue throughout 2026 as negotiations are in process.  The increase in salaries and benefits was driven by anticipated bonus payouts as Company performance thresholds are met, in addition to normal increases in salaries and benefits. The efficiency ratio was 54.97% for the third quarter of 2026 as compared to 61.76% in the third quarter of 2025. The efficiency ratio continues to improve as net interest margin increases.

Income tax expense for the third quarter of 2026 totaled $2.1 million compared to $1.2 million recorded in the third quarter of 2025. The effective tax rate was 23% and 20% for the quarters ended September 30, 2026 and 2025, respectively. The increase in income tax expense and effective tax rate was primarily due to higher net income and lower New Markets Tax Credits. The final year of tax credits was 2025 for a majority of the New Markets Tax Credit projects.

Nine Months 2026 Results:

For the nine months ended September 30, 2026 loan interest income was $1.3 million higher than the first nine months of 2025 and was primarily due to improved yield on the loan portfolio. The interest income recognized on nonaccrual loans for the nine months ended September 30, 2026 and 2025 was approximately $202 thousand and $56 thousand, respectively. Interest income from investment securities increased $4.0 million during this same period due to higher average balances and maturities reinvested at higher rates. Interest-bearing deposits with banks and federal funds sold interest income decreased by $620 thousand during this same period due to lower average balances. Deposit interest expense decreased $2.8 million during this same period due primarily to lower market rates. Other borrowed funds interest expense decreased $878 thousand during the same period due primarily to reduced borrowings. The net interest income for the nine months ended September 30, 2026 totaled $48.8 million, an increase of $8.3 million, or 20.6%, compared to the same period a year ago. These factors were the primary contributors to the Company’s net interest margin improving to 3.19% for the nine months ended September 30, 2026 as compared to 2.67% for the nine months ended September 30, 2025.

A credit loss benefit of ($73) thousand was recognized in the nine months ended September 30, 2026 as compared to a credit loss expense of $1.7 million in the nine months ended September 30, 2025. Net loan charge-offs for the nine months ended September 30, 2026 totaled $968 thousand compared to net loan charge-offs of $812 thousand for the nine months ended September 30, 2025. The credit loss benefit in 2026 was primarily due to a decline in loan balances. The credit loss expense in 2025 was primarily due to an increase in specific reserves in the commercial real estate and operating loan portfolios.

Noninterest income for the nine months ended September 30, 2026 totaled $9.0 million as compared to $7.7 million in the nine months ended September 30, 2025, an increase of 15.9%. The increase is primarily due to an increase in wealth management income and other noninterest income. The increase in wealth management income is primarily due to estate and trust fees earned from several estates that concluded administration during 2026, as well as continued growth in assets under management. The increase in other noninterest income is primarily due to $235 thousand of insurance proceeds received in connection with storm-related property damage.

Noninterest expense for the nine months ended September 30, 2026 totaled $33.3 million compared to $30.9 million recorded in the nine months ended September 30, 2025, an increase of 7.8%. The increase reflects higher professional fees, salaries and benefits. The increase in professional fees was primarily due to $1.2 million of consultant fees for certain contract negotiations in the nine months ended September 30, 2026. The consultant fees are expected to continue throughout 2026 as negotiations are in process.  The increase in salaries and benefits was driven by anticipated bonus payouts as Company performance thresholds are met, in addition to normal increases in salaries and benefits. The efficiency ratio was 57.63% for the nine months ended September 30, 2026 as compared to 64.10% in the nine months ended September 30, 2025. The efficiency ratio continues to improve as net interest margin increases.

Income tax expense for the nine months ended September 30, 2026 totaled $5.6 million compared to $3.1 million recorded in the nine months ended September 30, 2025. The effective tax rate was 23% and 20% for the nine months ended September 30, 2026 and 2025, respectively. The increase in income tax expense and effective tax rate was primarily due to higher net income and lower New Markets Tax Credits. The final year of tax credits was 2025 for a majority of the New Markets Tax Credit projects.

Balance Sheet Review:

As of September 30, 2026, total assets were $2.1 billion, a decrease of $25.8 million, as compared to September 30, 2025. The decrease in assets was primarily due to a decrease in interest-bearing deposits in financial institutions and loan payoffs, partially offset by an increase in securities available-for-sale.

Securities available-for-sale as of September 30, 2026 increased to $671 million from $651 million as of September 30, 2025. The increase in securities available-for-sale is primarily due to purchases in excess of maturities and partially offset by an increase in unrealized losses in the investment portfolio. The Company's investment portfolio had an expected duration of 3.1 years as of September 30, 2026. There are approximately $100 million of investments maturing within one year at an average yield of approximately 1.9%.

Net loans as of September 30, 2026 decreased to $1.26 billion as compared to $1.28 billion as of September 30, 2025, a decrease of 1.2%. The decrease was primarily due to payoffs in the multi-family and commercial real estate portfolios. Substandard loans were $52.0 million and $29.7 million as of September 30, 2026 and 2025, respectively. Substandard-impaired loans were $16.5 million and $18.8 million as of September 30, 2026 and 2025, respectively. The increase in substandard loans is primarily due to one large relationship secured by 1-4 family residential properties and weakening in the multi-family portfolio as some loans are experiencing a decline in occupancy rates. The decrease in substandard-impaired loans is primarily due to loan payoffs in the commercial real estate loan portfolio, partially offset by downgrades in one agricultural operating loan relationship. Loans past due 30 days or more totaled $10.0 million as of September 30, 2026, compared to $10.3 million as of September 30, 2025. Subsequent to September 30, 2026, a substandard-impaired and nonaccrual agricultural loan relationship of $3 million was paid in full. Approximately $300 thousand of nonaccrual interest was collected and recognized in October 2026. There are approximately $376 million of loans maturing within one year at an average yield of approximately 5.6%.

The allowance for credit losses on September 30, 2026 totaled $16.7 million or 1.31% of loans, compared to $18.0 million, or 1.39% of loans, as of September 30, 2025. The decrease in the allowance for credit losses is primarily due to a decline in specific reserves and outstanding loan balances.

Deposits totaled $1.831 billion as of September 30, 2026, a decrease of 0.1%, compared to $1.833 billion recorded as of September 30, 2025. The decrease in deposits is primarily due to a decrease in public funds and time deposits, partially offset by higher balances in retail and commercial checking and money market accounts. Securities sold under agreements to repurchase decreased to $33.3 million as of September 30, 2026, compared to $40.6 million as of September 30, 2025. Securities sold under agreements to repurchase and deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.  Approximately 14% of deposits are tied to external indexes as of September 30, 2026. Deposit interest expense related to these deposits can be more volatile than other deposit products in a changing interest rate environment.

Other borrowings decreased to $1.5 million as of September 30, 2026 compared to $23.5 million as of September 30, 2025. The Company has continued to reduce borrowings as investments have matured and cash is redeployed.

The Company’s stockholders’ equity represented 9.88% of total assets as of September 30, 2026 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $205.8 million as of September 30, 2026, compared to $200.6 million as of September 30, 2025. The increase in stockholders’ equity of $5.2 million was primarily the result of retention of net income in excess of dividends and partially offset by an increase in unrealized losses on the investment portfolio.

Share Repurchase Program

For the period July 1, 2026 through September 30, 2026, under the repurchase program that was announced in August 2025, which allowed for the repurchase of 200,000 shares of common stock, the Company did not repurchase any shares. There were 165,053 shares available to be repurchased under that repurchase program as of September 30, 2026.

Cash Dividend Announcement

On August 12, 2026, the Company declared a quarterly cash dividend on common stock, payable on September 15, 2026 to stockholders of record as of September 1, 2026, equal to $0.24 per share.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; the imposition of tariffs and retaliatory tariffs; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2025. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30,	September 30,
ASSETS	2026	2025

Cash and due from banks	$20,200	$22,706
Interest-bearing deposits in financial institutions and federal funds sold	55,009	85,455
Total cash and cash equivalents	75,209	108,161
Interest-bearing time deposits	4,194	5,678
Securities available-for-sale	671,332	650,660
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	1,977	2,891
Loans receivable, net	1,260,186	1,275,794
Loans held for sale	1,154	888
Bank premises and equipment, net	21,733	21,008
Accrued income receivable	15,492	15,001
Other real estate owned	-	204
Bank-owned life insurance	3,374	3,279
Deferred income taxes, net	11,864	8,606
Intangible assets, net	586	861
Goodwill	12,424	12,424
Other assets	2,637	2,544

Total assets	$2,082,162	$2,107,999

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$330,947	$310,155
Interest-bearing checking	639,205	658,686
Savings and money market	541,906	526,935
Time, $250 and over	80,620	92,330
Other time	237,825	244,713
Total deposits	1,830,503	1,832,819

Securities sold under agreements to repurchase	33,315	40,623
Other borrowings	1,452	23,502
Accrued interest payable	2,090	2,485
Accrued expenses and other liabilities	9,048	7,978
Total liabilities	1,876,408	1,907,407

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,857,220 and 8,892,167 shares as of September 30, 2026 and 2025, respectively	17,714	17,784
Additional paid-in capital	12,135	12,798
Retained earnings	208,604	191,235
Accumulated other comprehensive (loss)	(32,699)	(21,225)
Total stockholders' equity	205,754	200,592

Total liabilities and stockholders' equity	$2,082,162	$2,107,999

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Interest and dividend income:
Loans, including fees	$17,899	$17,409	$52,046	$50,750
Securities:
Taxable	4,794	3,344	13,391	9,300
Tax-exempt	386	411	1,218	1,314
Other interest and dividend income	554	689	2,472	3,092
Total interest and dividend income	23,633	21,853	69,127	64,456

Interest expense:
Deposits	6,372	7,173	19,188	21,979
Other borrowed funds	304	631	1,169	2,047
Total interest expense	6,676	7,804	20,357	24,026

Net interest income	16,957	14,049	48,770	40,430

Credit loss expense (benefit)	66	627	(73)	1,697

Net interest income after credit loss expense (benefit)	16,891	13,422	48,843	38,733

Noninterest income:
Wealth management income	2,094	1,374	5,277	4,336
Service fees	395	402	1,144	1,150
Securities gains (losses), net	-	-	(6)	-
Gain on sale of loans held for sale	183	170	478	395
Merchant and card fees	320	342	992	1,082
Other noninterest income	471	246	1,065	759
Total noninterest income	3,463	2,534	8,950	7,722

Noninterest expense:
Salaries and employee benefits	6,913	6,374	20,701	19,226
Data processing	1,409	1,497	4,423	4,305
Occupancy expenses, net	832	754	2,349	2,254
FDIC insurance assessments	239	253	725	788
Professional fees	1,020	412	2,700	1,437
Business development	367	335	1,003	1,018
Intangible asset amortization	68	77	205	231
New market tax credit projects amortization	18	192	52	575
Other operating expenses, net	359	347	1,108	1,033
Total noninterest expense	11,225	10,241	33,266	30,867

Income before income taxes	9,129	5,715	24,527	15,588

Provision for income taxes	2,081	1,156	5,588	3,075

Net income	$7,048	$4,559	$18,939	$12,513

Basic and diluted earnings per share	$0.80	$0.51	$2.14	$1.41

Dividends declared per share	$0.24	$0.20	$0.72	$0.40

Average number of shares outstanding - basic and diluted	8,857,220	8,894,152	8,857,220	8,903,933

ASSET QUALITY (unaudited)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2026	2026	2026	2025	2025

Loan risk rating by category (end of period):
Pass	$1,106,219	$1,097,903	$1,095,929	$1,119,323	$1,118,151
Watch	102,212	100,499	130,849	120,614	125,849
Special Mention	-	-	1,005	1,014	1,023
Substandard	51,950	50,743	34,814	42,203	29,726
Substandard - Impaired	16,511	19,132	19,574	14,620	18,819
Total Loans	1,276,892	1,268,277	1,282,171	1,297,774	1,293,568
Unallocated portfolio layer basis adjustments	-	26	75	145	176
Less allowance for credit losses	(16,706)	(17,307)	(17,419)	(17,697)	(17,950)
Loans receivable, net	$1,260,186	$1,250,996	$1,264,827	$1,280,222	$1,275,794

Nonperforming assets:
Non-accrual loans	$16,983	$19,606	$20,087	$15,133	$19,342
Accruing loans past due 90 days or more	27	35	35	328	174
Other real estate owned	-	-	212	204	204
Total nonperforming assets	$17,010	$19,641	$20,334	$15,665	$19,720

	Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2026	2026	2026	2025	2025

Allowance for credit losses - loans:
Beginning balance	$17,307	$17,419	$17,697	$17,950	$16,971
Credit loss expense (benefit)	144	143	(310)	(708)	635
Recoveries of loans charged-off	13	29	38	818	351
Loans charged-off	(758)	(284)	(6)	(363)	(7)
Ending balance	$16,706	$17,307	$17,419	$17,697	$17,950

Allowance for credit losses - unfunded commitments:
Beginning balance	$1,012	$947	$984	$937	$944
Credit loss expense (benefit)	(78)	65	(37)	47	(7)
Ending balance	$934	$1,012	$947	$984	$937

AVERAGE BALANCES AND INTEREST RATES (unaudited)

The following two tables are used to calculate the Company’s non-GAAP net interest margin on a fully taxable equivalent (FTE) basis. The first table includes the Company’s average assets and the related income to determine the average yield on earning assets. The second table includes the average liabilities and related expense to determine the average rate paid on interest-bearing liabilities. The net interest margin is equal to interest income less interest expense divided by average earning assets.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended September 30,

	2026			2025

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
ASSETS
(dollars in thousands)
Interest-earning assets
Loans (1)
Commercial	$91,385	$1,418	6.21%	$95,115	$1,533	6.45%
Agricultural	118,789	1,945	6.55%	125,778	2,218	7.05%
Real estate	1,050,837	14,349	5.46%	1,054,016	13,430	5.10%
Consumer and other	14,131	187	5.29%	16,769	228	5.44%

Total loans (including fees)	1,275,142	17,899	5.61%	1,291,678	17,409	5.39%

Investment securities
Taxable	625,081	4,794	3.07%	568,730	3,344	2.35%
Tax-exempt (2)	64,599	489	3.03%	75,281	520	2.77%
Total investment securities	689,680	5,283	3.06%	644,011	3,864	2.40%

Interest-bearing deposits with banks and federal funds sold	56,965	554	3.89%	65,313	689	4.22%

Total interest-earning assets	2,021,787	$23,736	4.70%	2,001,002	$21,962	4.39%

Noninterest-earning assets	65,361			65,634

TOTAL ASSETS	$2,087,148			$2,066,636

(1) Average loan balances include nonaccrual loans, if any. Interest income collected on nonaccrual loans has been included.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental tax rate of 21%.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended September 30,

	2026			2025

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
LIABILITIES AND STOCKHOLDERS' EQUITY
(dollars in thousands)
Interest-bearing liabilities
Deposits
Interest-bearing checking, savings accounts and money markets	$1,157,505	$3,636	1.26%	$1,140,317	$4,031	1.41%
Time deposits	319,608	2,736	3.42%	336,692	3,142	3.73%
Total deposits	1,477,113	6,372	1.73%	1,477,009	7,173	1.94%
Other borrowed funds	39,654	304	3.07%	71,223	631	3.54%

Total interest-bearing liabilities	1,516,767	6,676	1.76%	1,548,232	7,804	2.02%

Noninterest-bearing liabilities
Noninterest-bearing checking	343,695			310,424
Other liabilities	12,845			12,217

Stockholders' equity	213,841			195,763

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,087,148			$2,066,636

Net interest income (FTE)(3)		$17,060			$14,158
Net interest spread (FTE)			2.94%			2.37%
Net interest margin (FTE)(3)			3.38%			2.83%

(3) Net interest income (FTE) is a non-GAAP financial measure.

Non-GAAP Financial Measures

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on an FTE basis. Management believes these non-GAAP financial measures are widely used in the financial institutions industry and provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on an FTE basis to GAAP (dollars in thousands).

	Three Months Ended September 30,
	2026	2025
Reconciliation of net interest income and annualized net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$16,957	$14,049
Tax-equivalent adjustment (1)	103	109
Net interest income on an FTE basis (non-GAAP)	17,060	14,158
Average interest-earning assets	$2,021,787	$2,001,002
Net interest margin on an FTE basis (non-GAAP)	3.38%	2.83%

(1) Computed on a tax-equivalent basis using an incremental federal income tax rate of 21 percent, adjusted to reflect the effect of the tax-exempt interest income associated with owning tax-exempt securities and loans.